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Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

          We consent to the use of our report dated February 11, 2010, with respect to the consolidated balance sheets of Versacold International Corporation (formerly Eimskip Holdings Inc.) as of October 31, 2009 and 2008, and the related consolidated statements of operations, change in shareholder's equity (deficiency) and cash flows for the four months ended October 31, 2009, the eight months ended June 30, 2009, and the years ended October 31, 2008 and 2007, included herein and to the reference to our firm under the headings "Experts" in the prospectus.

          Our report refers to a change to the method of accounting for uncertain tax positions effective November 1, 2007 and to the restatement of the consolidated balance sheet as of October 31, 2008 and the consolidated statement of cash flows for the year ended October 31, 2008.

/s/ KPMG LLP

Vancouver, Canada
May 5, 2010

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  Exhibit 23.4
Consent of Independent Registered Public Accounting Firm